Exhibit 99.1

Transatlantic Holdings, Inc. Reports Second Quarter Results

Book Value Per Share Rises 4.8%

NEW YORK--(BUSINESS WIRE)--July 27, 2011--Transatlantic Holdings, Inc. (NYSE: TRH) today reported net income of $81 million, or $1.28 per common share (diluted), for the second quarter of 2011 compared to $111 million, or $1.70 per common share (diluted), for the second quarter of 2010. Net operating income for the second quarter of 2011 was $81 million, or $1.28 per common share (diluted), compared to $105 million, or $1.62 per common share (diluted), in the second quarter of 2010.

Second quarter 2011 net income and net operating income include $66 million of pre-tax net catastrophe costs (net of reinsurance and net reinstatement premiums) offset by related tax benefits of $23 million. Such pre-tax net catastrophe costs include $34 million related to severe tornado activity in the United States during the quarter and $32 million arising principally from net changes in estimated costs from first quarter 2011 catastrophe events.

Second quarter 2010 net income and net operating income include pre-tax net catastrophe costs of $27 million offset by related tax benefits of $12 million.

Robert F. Orlich, President and Chief Executive Officer, commented, “We achieved an annualized operating ROE of 7.9% in the quarter and grew book value per share by almost 5%, despite an elevated level of catastrophe activity that continued through the second quarter. In addition, we delivered improvements in our combined ratio, excluding catastrophe costs, for the quarter and year to date periods.

“Rates on catastrophe-exposed business are beginning to track upward, but at least initially are confined primarily to loss-affected areas, so we believe that more positive rate movement is needed. In casualty lines, rate movement has been mixed and we are concentrating our efforts in areas offering the most favorable opportunities, emphasizing those lines in which we specialize.

“Transatlantic remains financially strong and well-positioned to address the opportunities that exist in the current marketplace due to our global market coverage, underwriting discipline and selectivity, and strong risk management orientation. We remain very focused on applying these core strengths to maximize value for our stakeholders over the long term.”

Other highlights in the second quarter of 2011 include:

  Net premiums written of $1.0 billion, level with the prior year quarter, excluding the impact of foreign exchange.
  Net investment income of $120 million, 3% greater than a year ago.
  Realized net capital losses of $1 million.
  Combined ratio of 99.6%, which includes 6.9 percentage points related to net catastrophe costs. Costs from severe tornado activity in the United States in the second quarter and additional losses from the February 2011 New Zealand earthquake were partially offset by lower cost estimates related to the March 2011 catastrophe events in Japan. In the 2010 second quarter, net catastrophe costs added 2.8 percentage points to the combined ratio.
  Net favorable loss reserve development related to prior accident years totaled $12 million in the 2011 second quarter compared to $15 million in the year ago period. Current quarter favorable development includes $2 million related to prior year catastrophe events compared to $6 million of such favorable development in the year ago period. For the six month periods, net favorable loss reserve development totaled $28 million in 2011 compared to $22 million in 2010. Such amounts include favorable development related to prior years’ catastrophe events of $6 million in each of 2011 and 2010.
  Merger related expenses of $6.5 million which are included in other expenses, net.
  Net operating cash inflows of $164 million.
  Net loss and loss adjustment expense reserves of $9.02 billion at quarter-end, an increase of $107 million ($37 million of which is due to foreign exchange) in the quarter.
  Consolidated investments and assets of $13.51 billion and $16.71 billion, respectively, at quarter-end.
  Stockholders’ equity of $4.23 billion at quarter-end. TRH did not repurchase any of its outstanding common shares during the quarter and has $145 million remaining under its current share repurchase program authorization.
  Book value per common share of $67.76 at June 30, 2011, a 4.8% increase during the quarter.

For the first six months of 2011, net loss totaled ($109) million, or ($1.75) per common share (diluted), compared to net income of $126 million, or $1.92 per common share (diluted), for the first six months of 2010. Net operating loss for the first six months of 2011 totaled ($144) million, or ($2.31) per common share (diluted), compared to net operating income of $122 million, or $1.86 per common share (diluted), in the same year ago period. The net loss and net operating loss in the 2011 period compared to net income and net operating income a year ago resulted largely from a higher level of catastrophe loss activity, net of related tax benefits, in 2011 compared to 2010. The first six months of 2011 included pre-tax net catastrophe costs of $612 million, partially offset by related tax benefits of $214 million, compared to pre-tax net catastrophe costs in the first six months of 2010 of $157 million, partially offset by related tax benefits of $40 million. The difference between net loss in the six month 2011 period and net income in the same 2010 period was partially mitigated by an increase in realized net capital gains in 2011 compared to the same 2010 period. The calculation of net operating income (loss) excludes the impact of realized net capital gains (losses) and (loss) gain on early extinguishment of debt, each net of tax.

The determination of catastrophe costs recorded in the period involves a significant amount of judgment and is based on information available at the time of estimation. Due to the preliminary nature of information used to prepare these estimates, among other factors, the ultimate costs that TRH will incur related to catastrophe events may differ materially from its estimates.

Transatlantic remains committed to the terms of the merger agreement that the Company entered into with Allied World Assurance Company Holdings, AG (NYSE: AWH) on June 12, 2011 (the “Allied World Merger Agreement”), and the Transatlantic Board reaffirms its recommendation of, and declaration of advisability with respect to, the merger agreement between Transatlantic and Allied World Assurance Company Holdings, AG.

Additional Information about the Proposed Merger with Allied World and Where to Find It

Allied World has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a preliminary joint proxy statement of Transatlantic and Allied World that also constitutes a prospectus of Allied World in connection with a proposed merger between Transatlantic and Allied World. This communication is not a substitute for the joint proxy statement/prospectus or any other document that Transatlantic or Allied World may file with the SEC or send to their stockholders in connection with the proposed merger. Investors and security holders are urged to read the registration statement on Form S-4, including the preliminary joint proxy statement/prospectus filed and other relevant documents that will be filed with the SEC (including the definitive joint proxy statement/prospectus), as they become available because they will contain important information about the proposed merger. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com; or by contacting Allied World’s Corporate Secretary, attn.: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Participants in the Solicitation

Transatlantic, Allied World and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in connection with the proposed merger. Information about Transatlantic’s directors and executive officers is available in Transatlantic’s proxy statement dated April 8, 2011 for its 2011 Annual Meeting of Stockholders and the preliminary joint proxy statement/prospectus related to the proposed merger, which was filed by Allied World with the SEC on July 7, 2011. Information about Allied World’s directors and executive officers is available in Allied World’s proxy statement dated March 17, 2011 for its 2011 Annual Meeting of Shareholders and the preliminary joint proxy statement/prospectus related to the proposed merger, which was filed with the SEC on July 7, 2011. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, may be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, these forward-looking statements could be affected by the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain Transatlantic’s or Allied World's stockholder approval or the failure to satisfy other conditions to completion of the proposed merger with Allied World, including receipt of regulatory approvals; risks that the proposed merger disrupts current plans and operations; the ability to retain key personnel; the ability to recognize the benefits of the proposed merger; the amount of the costs, fees, expenses and charges related to the proposed merger; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of loss reserves; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management's response to these factors; and other risks detailed in the “Cautionary Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Transatlantic's Form 10-K and other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Transatlantic is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

TRH will host a conference call on Thursday, July 28, 2011 at 11:00 a.m. Eastern Time to discuss second quarter 2011 results. The call will be webcast live on the Internet ― available through the Investor Information–News–Webcasts section of TRH’s website at www.transre.com. The live conference call can also be accessed by dialing 866-843-0890 (in the U.S.) or 412-317-9250 (International). The passcode for the conference call is 7870420.

Please refer to the Investor Information–News–Earnings Information section of TRH’s website at www.transre.com for a copy of the second quarter 2011 Financial Supplement which includes additional information on TRH’s financial performance.

After the completion of the call, an archived webcast will be available in the Investor Information section of TRH’s website. Until August 4, 2011, a replay of the call will be available by dialing 877-344-7529 (in the U.S.) or 412-317-0088 (International). The passcode to access the replay is 10001819.

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ― structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

The performance of TRH is commonly assessed by analysts and others based on performance measures which are not defined under GAAP. Those measures include net operating income (loss) (“NOI”), NOI Per Common Share (diluted) and annualized operating return on equity (“Annualized Operating ROE”). NOI is defined as GAAP net income (loss) excluding realized net capital gains (losses) and the gain (loss) on early extinguishment of debt, net of taxes. NOI Per Common Share (diluted) represents NOI divided by average common shares outstanding on a diluted basis. Annualized Operating ROE is defined as NOI divided by the average of beginning and ending stockholders’ equity, multiplied by four (for three month periods) or two (for the six month periods). In addition, GAAP annualized return on equity (“GAAP Annualized ROE”) is defined as GAAP net income (loss) divided by the average of beginning and ending stockholders’ equity, multiplied by four (for the three month periods) or two (for the six month periods). TRH uses these measures in analyzing its performance as these measures focus on the core fundamentals of TRH’s operations. While TRH considers realized net capital gains (losses) and the gain (loss) on early extinguishment of debt as integral parts of its business and results, such items are not indicative of the core fundamentals of TRH’s operations. TRH believes these measures are of interest to the investment community because they provide additional meaningful methods of evaluating certain aspects of TRH’s operating performance from period to period on bases that are not otherwise apparent under GAAP. These non-GAAP measures, namely, NOI, NOI Per Common Share (diluted) and Annualized Operating ROE should not be viewed as substitutes for GAAP net income (loss), GAAP net income (loss) per common share on a diluted basis and GAAP Annualized ROE, respectively. Reconciliations of NOI, NOI Per Common Share (diluted) and Annualized Operating ROE to GAAP net income (loss), GAAP net income (loss) per common share on a diluted basis and GAAP Annualized ROE, respectively, the most directly comparable GAAP measures, are included later in this press release.

TRH’s GAAP combined ratio and its components are presented in accordance with the methodology commonly used by insurance industry analysts and TRH's peers. The property and casualty insurance and reinsurance industries use the combined ratio as a measure of underwriting profitability. The combined ratio represents the sum of the loss ratio and the underwriting expense ratio. The loss ratio represents net losses and loss adjustment expenses incurred expressed as a percentage of net premiums earned. The underwriting expense ratio represents the sum of the commission ratio and the other underwriting expense ratio. The commission ratio represents the sum of net commissions and the decrease (increase) in deferred policy acquisition costs expressed as a percentage of net premiums earned. The other underwriting expense ratio represents other underwriting expenses expressed as a percentage of net premiums earned.

Net loss and loss adjustment expense reserves represent unpaid losses and loss adjustment expenses net of related reinsurance recoverable, and are presented in accordance with principles prescribed or permitted by insurance regulatory authorities.

In addition, book value per common share is defined as stockholders’ equity divided by common shares outstanding.

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data
Statement of Operations Data:
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	Change	2011	2010	Change
	(in thousands, except per share data)
Revenues:
Net premiums written	$996,648	$947,589	5.2%	$2,040,472	$1,973,888	3.4%
(Increase) decrease in net unearned premiums	(41,719)	26,163		(128,714)	(7,541)
Net premiums earned	954,929	973,752	(1.9)	1,911,758	1,966,347	(2.8)
Net investment income	119,508	115,774	3.2	226,348	228,384	(0.9)
Realized net capital (losses) gains:
Total other-than-temporary impairments	(1,639)	-		(3,139)	(13,045)
Less: other-than-temporary impairments
recognized in other comprehensive
income (loss)	-	-		-	6,713
Other-than-temporary impairments
charged to earnings	(1,639)	-		(3,139)	(6,332)
Other realized net capital gains	873	8,277		57,785	12,720
Total realized net capital (losses) gains	(766)	8,277		54,646	6,388
Loss on early extinguishment of debt	-	-		(1,179)	-
Total revenues	1,073,671	1,097,803	(2.2)	2,191,573	2,201,119	(0.4)

Expenses:
Net losses and loss adjustment expenses	681,126	651,543		1,850,178	1,437,867
Net commissions	240,201	238,829		481,202	473,341
(Increase) decrease in deferred policy
acquisition costs	(11,260)	8,115		(43,420)	2,615
Other underwriting expenses	40,601	44,699		77,326	88,828
Interest on senior notes	16,693	17,056		33,587	34,142
Other expenses, net	11,573	6,966		18,725	14,651
Total expenses	978,934	967,208		2,417,598	2,051,444

Income (loss) before income taxes	94,737	130,595	(27.5)	(226,025)	149,675	(251.0)
Income taxes (benefits)	13,855	20,085		(116,755)	23,290
Net income (loss)	$80,882	$110,510	(26.8)	$(109,270)	$126,385	(186.5)

Net income (loss) per common share:
Basic	$1.29	$1.72	(24.9)%	$(1.75)	$1.94	(190.1)%
Diluted	1.28	1.70	(25.1)	(1.75)	1.92	(191.1)

Cash dividends declared per common share	$0.22	$0.21	4.8	$0.43	$0.41	4.9

Weighted average common shares outstanding:
Basic	62,496	64,098		62,430	65,085
Diluted	63,340	64,825		62,430	65,785

GAAP underwriting ratios:
Loss	71.4%	66.9%		96.8%	73.1%
Commission	24.0	25.4		22.9	24.2
Other underwriting expense	4.2	4.6		4.0	4.5
Underwriting expense	28.2	30.0		26.9	28.7
Combined	99.6%	96.9%		123.7%	101.8%

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data
As of June 30, 2011 and December 31, 2010

Balance Sheet Data:
	2011	2010
	(in thousands, except share data)
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost (fair value: 2011-$1,248,501; 2010-$1,240,678)	$1,187,591	$1,189,801
Available for sale, at fair value (amortized cost: 2011-$11,026,485; 2010-$10,727,717)	11,249,395	10,822,336
Equities, available for sale, at fair value (cost: 2011-$554,639; 2010-$476,516)	608,128	564,530
Other invested assets	255,252	275,977
Short-term investments, at cost (approximates fair value)	210,307	120,095
Total investments	13,510,673	12,972,739
Cash and cash equivalents	341,673	284,491
Accrued investment income receivable	152,323	150,695
Premium balances receivable, net	785,550	605,094
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	956,097	819,734
Deferred policy acquisition costs	276,045	238,296
Prepaid reinsurance premiums	61,990	75,291
Deferred tax assets, net	400,526	463,808
Other assets	221,476	95,206
Total assets	$16,706,353	$15,705,354

LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$9,950,709	$9,020,610
Unearned premiums	1,349,101	1,212,535
Senior notes	1,005,785	1,030,511
Other liabilities	166,826	157,239
Total liabilities	12,472,421	11,420,895

Preferred stock, $1.00 par value; shares authorized: 10,000,000; none issued	-	-
Common stock, $1.00 par value; shares authorized: 200,000,000; shares issued:
2011-67,846,587; 2010-67,611,341	67,847	67,611
Additional paid-in capital	322,925	318,064
Accumulated other comprehensive income	234,984	154,615
Retained earnings	3,852,898	3,988,891
Treasury stock, at cost: 5,362,800 shares of common stock	(244,722)	(244,722)
Total stockholders' equity	4,233,932	4,284,459
Total liabilities and stockholders' equity	$16,706,353	$15,705,354

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Condensed Cash Flow Data:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands)

Net cash provided by operating activities	$163,681	$182,589	$347,134	$403,049

Cash flows from investing activities:
Proceeds of fixed maturities available for sale sold	202,732	214,726	458,076	406,812
Proceeds of fixed maturities available for sale redeemed or matured	239,145	182,446	509,688	397,860
Proceeds of equities available for sale sold	7,224	21,204	264,735	109,284
Purchase of fixed maturities available for sale	(581,652)	(873,724)	(1,125,877)	(1,708,371)
Purchase of equities available for sale	(14,535)	(37,720)	(278,158)	(106,893)
Net sale (purchase) of other invested assets	3,832	(1,246)	17,404	715
Net (purchase) sale of short-term investments	(1,602)	251,445	(94,702)	743,784
Change in other liabilities for securities in course of settlement	(110)	18,221	4,373	77,029
Net cash used in investing activities	(144,966)	(224,648)	(244,461)	(79,780)

Cash flows from financing activities:
Dividends to stockholders	(13,120)	(13,337)	(26,223)	(26,631)
Common stock issued	31	217	(6,359)	(2,191)
Acquisition of treasury stock	-	(27,259)	-	(140,737)
Repurchase of senior notes	-	-	(26,110)	-
Other, net	151	(128)	1,432	(1,142)
Net cash used in financing activities	(12,938)	(40,507)	(57,260)	(170,701)

Effect of exchange rate changes on cash and cash equivalents	4,589	(13,688)	11,769	(20,761)

Change in cash and cash equivalents	10,366	(96,254)	57,182	131,807
Cash and cash equivalents, beginning of period	331,307	423,784	284,491	195,723
Cash and cash equivalents, end of period	$341,673	$327,530	$341,673	$327,530

Supplemental cash flow information:
Income taxes (paid), net	$(10,516)	$(25,814)	$(21,152)	$(35,861)
Interest (paid) on senior notes	(33,176)	(34,526)	(33,396)	(34,526)

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Comprehensive Income (Loss) Data:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands)

Net income (loss)	$80,882	$110,510	$(109,270)	$126,385

Other comprehensive income (loss):
Net unrealized appreciation (depreciation) of investments, net of tax:
Net unrealized holding losses of fixed maturities on which
other-than-temporary impairments were taken	-	-	-	(6,713)
Net unrealized holding gains on all other securities	169,954	45,687	159,641	31,414
Reclassification adjustment for gains included in
net income (loss)	(8,135)	(6,258)	(66,245)	(19,370)
Deferred income tax charge on above	(56,637)	(13,800)	(32,689)	(1,866)
	105,182	25,629	60,707	3,465

Change in retirement plan liabilities, net of tax:
Change in retirement plan liabilities	(60)	-	(912)	-
Deferred income tax benefit on above	21	-	319	-
	(39)	-	(593)	-

Net unrealized currency translation gain (loss), net of tax:
Net unrealized currency translation gain (loss)	23,155	(59,490)	31,161	58,708
Deferred income tax (charge) benefit on above	(8,104)	20,822	(10,906)	(20,548)
	15,051	(38,668)	20,255	38,160

Other comprehensive income (loss)	120,194	(13,039)	80,369	41,625

Comprehensive income (loss)	$201,076	$97,471	$(28,901)	$168,010

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Reconciliation of Non-GAAP Measures:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands, except per share amounts)

Net income (loss)	$80,882	$110,510	$(109,270)	$126,385
Total realized net capital losses (gains), net of tax(1)	498	(5,380)	(35,520)	(4,152)
Loss on early extinguishment of debt, net of tax(1)	-	-	767	-
Net operating income (loss)	$81,380	$105,130	$(144,023)	$122,233

Net income (loss) per common share (diluted)	$1.28	$1.70	$(1.75)	$1.92
Total realized net capital losses (gains), net of tax(1)	-	(0.08)	(0.57)	(0.06)
Loss on early extinguishment of debt, net of tax(1)	-	-	0.01	-
Net operating income (loss) per common share (diluted)	$1.28	$1.62	$(2.31)	$1.86

GAAP annualized return on equity	7.8%	11.0%	(5.1)%	6.3%
Total realized net capital losses (gains), net of tax(1)	0.1	(0.5)	(1.7)	(0.3)
Loss on early extinguishment of debt, net of tax(1)	-	-	-	-
Annualized operating return on equity	7.9%	10.5%	(6.8)%	6.0%

(1) Assumes a tax rate of 35%.

CONTACTS:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292